Exhibit 10.21

CONTRIBUTION AGREEMENT

AMONG

TIME WARNER INC.

GOOGLE INC.

and

AMERICA ONLINE, INC.

i

SECTION 10.05.	Cumulative Remedies	17
SECTION 10.06.	Parties in Interest	17
SECTION 10.07.	Headings	18
SECTION 10.08.	Severability	18
SECTION 10.09.	Counterparts	18
SECTION 10.10.	Entire Agreement	18
SECTION 10.11.	Governing Law; Waiver of Jury Trial	18
SECTION 10.12.	Absence of Presumption	18

SCHEDULES

Schedule A	Initial Members and Membership Interests

Schedule B	Minority and Non-AOL Investments

Schedule C	HoldCo Adjusted Balance Sheet

Schedule D	AOL Guarantees

EXHIBITS

Exhibit A	Form of Adoption Agreement

Exhibit B	Form of Limited Liability Company Agreement of AOL

Exhibit C	Form of Amended and Restated Limited Liability Company Agreement of HoldCo

Exhibit D	Form of Tax Matters Agreement

Exhibit E	Form of Google Registration Rights Agreement

Exhibit F	Form of Time Warner Registration Rights Agreement

This Contribution Agreement and Plan of Reorganization (this “Agreement”), dated as of March [    ], 2006, is entered into among TIME WARNER INC., a Delaware corporation (“Time Warner”), GOOGLE INC., a Delaware corporation (“Google”), and AMERICA ONLINE, INC., a Delaware corporation (“AOL”).

WHEREAS the parties hereto have entered into a letter agreement (and attached term sheets) (the “Letter Agreement”), dated as of December 20, 2005, whereby the parties have agreed to use their best efforts to consummate the transactions described in the Letter Agreement.

NOW, THEREFORE, in consideration of the agreements, representations and warranties, covenants and other provisions contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Pre-Closing Actions

SECTION 1.01. Formation of NewCo. (a) Prior to the Closing (as defined in Section 2.03), Time Warner shall form a Virginia corporation (“NewCo”) pursuant to and in accordance with the Virginia Stock Corporation Act.

(b) Promptly thereafter, Time Warner shall cause NewCo to become a party to this Agreement and adopt this Agreement with the same force and effect as if it were originally a party hereto by executing the form of Adoption Agreement attached as Exhibit A.

SECTION 1.02. Contribution of AOL to NewCo. As soon as practicable following the formation of NewCo and in any event prior to the Closing, Time Warner shall contribute all of the outstanding equity interests of AOL to NewCo in exchange for all the equity interests in NewCo.

SECTION 1.03. Conversion of AOL. Following the contribution pursuant to Section 1.02 and in any event prior to the Closing, NewCo shall cause AOL to convert to a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act. The limited liability company agreement of AOL shall be in the form of Exhibit B. The transactions described in Sections 1.01, 1.02 and 1.03 of this Agreement, in the aggregate, shall be the “AOL Reorganization.”

SECTION 1.04. Formation of HoldCo. (a) Prior to the Closing, Time Warner shall form a Delaware limited liability company (“HoldCo”) pursuant to and in accordance with the Delaware Limited Liability Company Act. In connection therewith, HoldCo shall issue to Time Warner 100% of the limited liability company interests (“Membership Interests”) in HoldCo.

(b) Promptly thereafter and in any event prior to the Closing, Time Warner shall cause HoldCo to become a party to this Agreement and adopt this Agreement with the same force and effect as if it were originally a party hereto by executing the form of Adoption Agreement attached as Exhibit A.

(c) Prior to the Closing Date (as defined in Section 2.03), HoldCo shall not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 1.05. AOL Transfers to NewCo. Following the conversion of AOL pursuant to Section 1.03, but in any event prior to the contribution of AOL to HoldCo pursuant to Section 2.02 and the Closing:

(a) AOL shall transfer to NewCo all of the minority and non-AOL investments set forth on Schedule B (the “Schedule B Investments”). If any transfer of a Schedule B Investment requires the consent or other action of a third party, then such transfer shall be made subject to such consent being obtained or action being taken. AOL shall use commercially reasonable efforts to secure any such consent or other action on or prior to the Closing Date. If any such consent is not obtained or action not taken prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, AOL shall continue to use commercially reasonable efforts to secure such consent or other action as promptly as practicable after the Closing. With respect to such Schedule B Investments, the parties to this Agreement hereby agree that, as of the close of business on the business day immediately preceding the Closing Date, NewCo shall (i) have (without infringing upon the legal rights of such third party or violating any applicable Law (as defined in Section 3.03(a)) the economic claims, rights and benefits under such Schedule B Investment and all other rights (including voting rights) resulting from or incidental to ownership of such Schedule B Investment and (ii) assume any related economic burden with respect to such Schedule B Investment. The parties hereto intend to treat each such arrangement as if NewCo is the owner of such Schedule B Investment as of the close of business on the business day immediately preceding the Closing Date for U.S. Federal income tax purposes. None of Time Warner, Google, AOL, NewCo or HoldCo or any of their respective affiliates shall take any position inconsistent with such characterization on any return or filing or otherwise with any taxing authority unless otherwise required by applicable Law.

(b) AOL shall transfer to NewCo all cash and cash equivalents held by AOL or any of its U.S. subsidiaries as of the close of business on the business day immediately preceding the Closing Date.

(c) Time Warner shall cause all indebtedness (including all accrued and unpaid interest) outstanding at AOL or any of its subsidiaries as of the close of business on the business day immediately preceding the Closing Date that is not owed by or to Time Warner or any affiliate of Time Warner to be discharged or assumed by Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL). This Section 1.05(c) shall not apply to (i) the indebtedness outstanding as of the close of business on the business day immediately preceding the Closing Date described as “Current Portion of Long Term Notes Payable and Capital Leases”, “Long Term Notes Payable” and “Other Long Term Liabilities” of AOL, each as set forth on the consolidated balance sheet of AOL as of January 31, 2006, attached to the letter, dated as of the date of this Agreement, from Time Warner to Google (the “Disclosure Letter”) and (ii) any guarantees by AOL of indebtedness of affiliates of AOL listed on Schedule D (in the applicable maximum principal amount of indebtedness set forth on Schedule D, such guarantees of indebtedness in the principal amount set forth on Schedule D being hereinafter referred to as the “Affiliate Guarantees”).

(d) Time Warner shall cause (i) all receivables and payables (including all accrued and unpaid expenses) of AOL or any of its subsidiaries owed by or to Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL) outstanding as of the close of business on the business day immediately preceding the Closing Date to be distributed to or assumed by Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL) and (ii) all indebtedness (including all accrued and unpaid interest) outstanding at AOL or any of its subsidiaries as of the close of business on the business day immediately preceding the Closing Date that is owed by or to Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL) to be discharged or assumed by Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL). This Section 1.05(d) shall not apply to (i) any outstanding operational intercompany trade receivable or trade payable incurred in the ordinary course of business, (ii) any International Debt and (iii) any non-operational intercompany receivables (including all accrued and unpaid expenses) that are owed by Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL) to any non-U.S. subsidiary of AOL.

(e) For purposes of Sections 1.05(b), 1.05(c) and 1.05(d), and the definitions of “International Debt” and “Net International Debt”, (i) AOL Europe Sarl and its subsidiaries shall be deemed subsidiaries of AOL and (ii) America Online Latin America, Inc. and its subsidiaries, Africana.com, Inc. and any entity listed on Schedule B shall be deemed not to be a subsidiary of AOL.

(f) By way of illustration, if the several transactions contemplated by this Section 1.05 were effected as of January 31, 2006, the adjusted balance sheet of HoldCo would be as set forth in Schedule C.

ARTICLE II

Closing Date Actions

SECTION 2.01. NewCo Borrowing. (a) On the Closing Date but prior to the Closing, NewCo shall borrow from third party lenders an amount (the “Loan”) equal to $1,000,000,000 less the amount of Estimated Net International Debt (calculated in accordance with Section 2.01(b)).

(b) On the Closing Date, Time Warner shall estimate the amount of the Net International Debt outstanding as of the close of business on the business day immediately preceding the Closing Date. The amount of that estimate, minus $50,000,000, shall be the “Estimated Net International Debt”.

SECTION 2.02. Closing. At the Closing, the following transactions shall occur simultaneously:

(a) Cancellation of Membership Interests. The initial Membership Interests issued to Time Warner upon the formation of HoldCo (as described under Section 1.04(a)) shall be canceled.

(b) Time Warner Contribution. Time Warner shall unconditionally and irrevocably contribute to HoldCo, and HoldCo shall unconditionally and irrevocably accept from Time Warner, all of Time Warner’s right, title and interest to all of the outstanding equity interests of AOL Europe Sarl held by Time Warner or any of its subsidiaries other than any interests held by AOL or any of its subsidiaries.

(c) NewCo Contribution. NewCo shall unconditionally and irrevocably contribute to HoldCo, and HoldCo shall unconditionally and irrevocably accept from NewCo, all of NewCo’s right, title and interest to AOL. In connection with such contribution, NewCo shall assign and HoldCo shall assume all of NewCo’s rights and obligations in connection with the Loan.

(d) Google Contribution. Google shall unconditionally and irrevocably contribute to HoldCo, and HoldCo shall unconditionally and irrevocably accept from Google, cash in the amount of $1,000,000,000.

(e) Issue of Membership Interests. In connection with the contributions described in Sections 2.02(b), 2.02(c) and 2.02(d), HoldCo shall issue to each of Time Warner, NewCo and Google the total number of Membership Interests set forth next to such party’s name on Schedule A. The contributions, assumptions and issuances described in Section 2.02(b), Section 2.02(c), Section 2.02(d) and this Section 2.02(e), in the aggregate, shall be the “HoldCo Contribution”.

(f) Amended and Restated LLC Agreement. Time Warner, NewCo and Google shall execute the amended and restated limited liability company agreement of HoldCo substantially in the form attached as Exhibit C (the “HoldCo Operating Agreement”).

(g) Tax Matters Agreement. Time Warner and HoldCo shall execute the tax matters agreement substantially in the form attached as Exhibit D.

(h) Registration Rights Agreements. Time Warner, Google and HoldCo shall execute the registration rights agreement substantially in the form attached as Exhibit E (the “Google Registration Rights Agreement”). Time Warner, NewCo and HoldCo shall execute the registration rights agreement substantially in the form attached as Exhibit

F (the “Time Warner Registration Rights Agreement” and, together with the Google Registration Rights Agreement, the “Registration Rights Agreements”).

SECTION 2.03. Time and Place of Closing. The closing (the “Closing”) of the transactions set forth in Section 2.02 shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 15 business days after the date hereof provided that the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof) or as soon thereafter as is practicable after the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Time Warner and Google. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE III

General Representations and Warranties of Time Warner

Time Warner represents and warrants to Google that:

SECTION 3.01. Organization, Standing and Power. (a) Each of Time Warner and AOL is validly existing and in good standing under the laws of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Time Warner or AOL, as the case may be.

(b) Upon formation, each of NewCo and HoldCo will be validly existing and in good standing under the laws of Virginia and Delaware, respectively, and will have all requisite power and authority and possess all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as then conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on NewCo or HoldCo, as the case may be.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. (a) Each of Time Warner and AOL has all requisite corporate power and authority to execute and deliver this Agreement, the Time Warner Registration Rights Agreement and the HoldCo Operating Agreement (in each case, to the extent a party thereto), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Time Warner and AOL of this Agreement, the Time Warner Registration Rights Agreement and the HoldCo Operating Agreement (in each case, to the extent a party thereto), the performance of their obligations hereunder and thereunder and the consummation by Time Warner and AOL of the transactions contemplated hereby and thereby have been or will be duly authorized by all necessary corporate action on the part of Time Warner, NewCo, HoldCo and AOL (in each case, to the extent a party thereto). Each of Time Warner and AOL has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) Upon formation of NewCo and HoldCo and execution by them of an Adoption Agreement: each of NewCo and HoldCo will have all requisite power and authority to execute and deliver its respective Adoption Agreement, its respective Registration Rights Agreement, the HoldCo Operating Agreement (by NewCo) and the AOL Operating Agreement (by HoldCo), to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; the execution and delivery by NewCo and HoldCo of its respective Adoption Agreement, its respective Registration Rights Agreement, the HoldCo Operating Agreement (by NewCo) and the AOL Operating Agreement (by HoldCo), the performance by NewCo and HoldCo of their respective obligations hereunder and thereunder and the consummation by NewCo and HoldCo of the transactions contemplated hereby and thereby will have been duly authorized by all necessary corporate action on the part of NewCo and HoldCo; each of NewCo and HoldCo will have duly executed its respective Adoption Agreement, its respective Registration Rights Agreement, the HoldCo Operating Agreement (by NewCo) and the AOL Operating Agreement (by HoldCo); and their respective Adoption Agreements, this Agreement, their respective Registration Rights Agreements, the HoldCo Operating Agreement (for NewCo) and the AOL Operating Agreement (for HoldCo) will constitute the legal, valid and binding obligation of each of NewCo and HoldCo, enforceable against NewCo and HoldCo in accordance with its terms.

SECTION 3.03. No Conflicts; Consents. (a) The execution and delivery by Time Warner, AOL, NewCo and HoldCo of the Transaction Agreements to which they are respectively parties do not, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the respective properties or assets of AOL or HoldCo under, any provision of (i) the certificate of incorporation, by-laws or other constitutive documents of Time Warner, AOL, NewCo or HoldCo, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which Time Warner, AOL, NewCo or HoldCo is a party or by which any of its respective properties or assets is bound or (iii) any material judgment, order or decree (“Judgment”) or material statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to Time Warner, AOL, NewCo or HoldCo or its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on AOL or HoldCo, as the case may be.

(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Time Warner, AOL, NewCo or HoldCo in connection with the execution, delivery and performance of the Transaction Agreements to which they are respectively parties or the consummation of the transactions contemplated hereby and thereby.

SECTION 3.04. Membership Interests. (a) Prior to the Closing, all issued and outstanding Membership Interests of HoldCo shall be held by Time Warner. As of the Closing Date, HoldCo shall not be subject to any Contract requiring it to issue any Membership Interests or any security convertible into or exchangeable for Membership Interests, other than this Agreement.

(b) All Membership Interests of HoldCo to be issued at the Closing shall be duly authorized, validly issued, fully paid and nonassessable, and shall be issued in compliance with all applicable Federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and shall not be issued in violation of any applicable preemptive or similar rights.

(c) Schedule A reflects all of the Membership Interests of HoldCo issued and outstanding as of immediately following the Closing.

SECTION 3.05. Equity Interests in AOL. As of the Closing, all of the outstanding limited liability company interests of AOL shall be validly issued and fully paid and nonassessable and shall be owned by HoldCo free and clear of all liens. AOL is not subject to any Contract requiring it to issue any equity security or any security convertible into or exchangeable for any equity security.

ARTICLE IV

Specified Representations and Warranties of Time Warner

Time Warner represents and warrants to Google as of December 20, 2005 (or as of December 31, 2005, in the case of the December 31, 2005 financial statements described in Sections 4.02(b) and 4.02(c)), that, except as disclosed in writing by Time Warner to Google on or prior to December 20, 2005:

SECTION 4.01. AOL Subsidiaries. (a) Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on AOL, each subsidiary of AOL is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted.

(b) Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on AOL, all the outstanding shares of capital stock of each subsidiary of AOL have been validly issued and are fully paid and nonassessable and are owned by AOL free and clear of all liens.

SECTION 4.02. SEC Documents. (a) The information pertaining to AOL in each of the reports, schedules, forms, statements and other documents required to be filed by Time Warner with the SEC since January 1, 2005 (the “SEC Documents”), complied in all material respects with the then applicable requirements of the United States Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable rules and regulations of the SEC promulgated thereunder, and, at the time of filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The AOL segment financial information included in the SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented the results of operations and financial position of the AOL business segment of Time Warner as of the dates and for the periods indicated therein, subject to the absence of line items and notes.

(b) The separate unaudited balance sheet and statements of income and cash flows of AOL at and as of September 30, 2005 and December 31, 2005 (the “AOL Financials”) that are attached to the Disclosure Letter, have been prepared in accordance with U.S. generally acceptable accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except that the AOL Financials do not contain footnotes that may be required by GAAP) . The AOL Financials are true and correct in all material respects and present fairly AOL’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject to the absence of footnotes.

(c) A true and accurate reconciliation of the AOL Financials to the AOL business segment disclosures contained in the Time Warner Quarterly Report on Form 10-Q for the period ended September 30, 2005 and the Annual Report on Form 10-K for the period ended December 31, 2005 is attached to the Disclosure Letter.

(d) Except as set forth in the Disclosure Letter, the assets that form the basis of the operating results reflected in the AOL Financials that are owned by Time Warner and its subsidiaries are owned by AOL and its subsidiaries.

SECTION 4.03. Absence of Certain Changes or Events. (a) Between September 30, 2005 and December 20, 2005, there has not been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on AOL, other than events, changes, effects and developments relating to the economy in general or to AOL’s industry in general and not specifically relating to AOL or adversely affecting AOL in a manner disproportionate to the effect on other participants in AOL’s industry.

(b) Except as set forth in the Disclosure Letter or as specifically contemplated by this Agreement, between September 30, 2005 and the date of this Agreement, the AOL Business has been operated in the ordinary course of business consistent with past practice in all material respects.

(c) Except as set forth in the Disclosure Letter, between September 30, 2005 and the date of this Agreement, there has not been any Prohibited Action.

SECTION 4.04. Compliance with Applicable Laws. AOL is in compliance with all applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on AOL.

SECTION 4.05. Ownership of Permits; Title to Assets. AOL possesses all permits necessary for the conduct of its business except for such permits the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on AOL. AOL has good and marketable title to all its assets except (a) for such assets as are no longer used or useful in the ordinary course of business and (b) where the failure to have such good and marketable title, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on AOL.

SECTION 4.06. Adequacy of Internal Controls. AOL has established and maintains effective internal control over financial reporting, which internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of AOL; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of AOL’s assets that could have a material effect on AOL’s financial statements. AOL maintains sufficient documentation to provide reasonable support for its assessment of effective internal control over financial reporting. Internal control over financial reporting includes self-monitoring mechanisms, and actions taken to correct deficiencies as they are identified. AOL assesses its internal control over financial reporting based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

ARTICLE V

Representations and Warranties of Google

Google represents and warrants to Time Warner that:

SECTION 5.01. Organization, Standing and Power. Google is validly existing and in good standing under the laws of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Google’s ability to perform its obligations under the Transaction Agreements to which Google is a party.

SECTION 5.02. Authority; Execution and Delivery; Enforceability. Google has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which Google is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Google of the Transaction Agreements to which it is a party, the performance by Google of its obligations hereunder and thereunder and the consummation by Google of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Google. Google has duly executed and delivered the Transaction Agreements to which Google is a party, and such Transaction Agreements constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms.

SECTION 5.03. No Conflicts; Consents. (a) The execution and delivery by Google of the Transaction Agreements to which Google is a party do not, the performance by Google of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of Google under, any provision of (i) its certificate of incorporation or by-laws, (ii) any material Contract to which Google is a party or by which any of its properties or assets is bound or (iii) any material Judgment or material Law applicable to Google or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Google’s ability to consummate the transactions contemplated hereby and thereby.

(b) No material Consent of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other Governmental Entity is required to be obtained or made by or with respect to Google in connection with the execution, delivery and performance of the Transaction Agreements to which Google is a party, the performance by Google of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby.

SECTION 5.04. Accredited Investor. Google hereby acknowledges and confirms that (a) the issuance of Membership Interests by HoldCo pursuant to this Agreement has not been and will not be registered under the United States Securities Act of 1933 (the

“Securities Act”), and is being made in reliance upon Federal and state exemptions for transactions not involving a public offering, (b) it is an institutional “accredited investor” (as defined in Regulation D under the Securities Act) and (c) it has such knowledge and experience in financial and business matters so that Google is capable of evaluating the merits and risks of its investment in HoldCo.

ARTICLE VI

Pre-Closing Covenants

SECTION 6.01. Best Efforts. Each of the parties shall use their best efforts to cause the consummation of the transactions contemplated by this Agreement to occur. In connection therewith, each of the parties shall take any and all steps necessary to avoid or eliminate each and every impediment under any competition or other Law that may be asserted by any Governmental Entity or other party (including defending any claim through litigation) unless any such step could reasonably be expected to have a material adverse effect on any of the parties hereto.

SECTION 6.02. Regulatory Filings. Each of the parties shall make all regulatory filings required in connection with the transactions contemplated by this Agreement as soon as practicable following the date hereof.

ARTICLE VII

Additional Covenants

SECTION 7.01. Contribution of AOLA Assets. As soon as practicable following the Closing and following the effective date of America Online Latin America, Inc.’s Joint Plan of Reorganization of and Liquidation pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan”), Time Warner shall contribute, or cause to be contributed, to NewCo all of the assets, including any and all real or personal property of any nature, of America Online Caribbean Basin, Inc. and AOL Puerto Rico Management Services, Inc. (collectively, “AOL Puerto Rico”) received by Time Warner pursuant to the Plan (the “AOL Puerto Rico Assets”) . Immediately thereafter, NewCo shall contribute the AOL Puerto Rico Assets to HoldCo and HoldCo shall contribute the AOL Puerto Rico Assets to AOL. None of Time Warner, NewCo or HoldCo shall be entitled to any additional Membership Interests or other consideration for such contribution. The parties hereto intend to treat the contributions described in this Section 7.01 of the AOL Puerto Rico Assets by Time Warner to NewCo and by NewCo to HoldCo as transactions described under Section 351 of the Code. None of Time Warner, Google, AOL, NewCo or HoldCo or any of their respective affiliates shall take any position inconsistent with such characterizations on any return or filing or otherwise with any taxing authority unless otherwise required by applicable Law.

SECTION 7.02. Cash Contribution. As soon as practicable following the Closing, Time Warner shall (a) calculate the total amount of Net International Debt outstanding as of the close of business on the business day immediately preceding the Closing Date and

(b) contribute (or cause to be contributed) to HoldCo cash in an amount equal to the excess of (i) the amount of such Net International Debt over (ii) the amount of Estimated Net International Debt. The amount due from Time Warner under this Section 7.02 shall bear interest from and including the Closing Date to but excluding the date of payment thereof at the rates from time to time prevailing under the Loan. No additional Membership Interests or other consideration shall be issued to Time Warner or NewCo in exchange for such contribution. The parties hereto intend to treat any contribution of cash to HoldCo pursuant to this Section 7.02 as pursuant to the HoldCo Contribution and, therefore, as a transaction described under Section 351 of the Code. None of Time Warner, Google, AOL, NewCo or HoldCo or any of their respective affiliates shall take any position inconsistent with such characterization on any return or filing or otherwise with any taxing authority unless otherwise required by applicable Law.

SECTION 7.03. Tax Characterization. Each of Time Warner, Google, AOL, NewCo and HoldCo intends that (a) the AOL Reorganization constitute a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and (b) the HoldCo Contribution constitute a transaction described under Section 351 of the Code. None of Time Warner, Google, AOL, NewCo or HoldCo or any of their respective affiliates shall take any position inconsistent with such characterizations on any return or filing or otherwise with any taxing authority unless otherwise required by applicable Law.

ARTICLE VIII

Conditions Precedent

SECTION 8.01. Conditions to each Party’s Obligations. The respective obligation of each party to effect the transactions set forth in Section 2.02 is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Definitive Agreements. Each Definitive Agreement (as such term is defined in the Letter Agreement), other than the Definitive Agreements with respect to the Content Availability Term Sheet, the Video Term Sheet and the WiFi Term Sheet (as such terms are defined in the Letter Agreement), shall have been executed by the parties thereto and be in full force and effect.

(b) Legal Restraints. No Governmental Entity shall have issued any order, decree or ruling, and no law shall be in effect, enjoining, restraining or otherwise prohibiting any transaction contemplated by this Agreement.

SECTION 8.02. Conditions to Obligations of Google. The obligation of Google to effect the transactions set forth in Section 2.02 is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Time Warner in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than the representations and warranties contained in Article IV, which need be true and correct only as of December 20, 2005, or December 31, 2005, as applicable).

(b) Performance of Obligations of Time Warner, Etc. Each of Time Warner, AOL, NewCo and HoldCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Prohibited Actions. There shall not have been taken since December 20, 2005 any Prohibited Action which has not been cured by the Closing.

SECTION 8.03. Conditions to Obligations of Time Warner, Etc. The obligation of each of Time Warner, AOL, NewCo and HoldCo to effect the transactions set forth in Section 2.02 is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Google in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date, with the same force and effect as if made as of the Closing Date.

(b) Performance of Obligations of Google. Google shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

ARTICLE IX

Termination; Waiver

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Time Warner and Google;

(b) by either Time Warner or Google:

(i) if the Closing shall not have occurred by December 31, 2006;

(ii) if any Governmental Entity issues an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting any transaction contemplated by this Agreement or any Definitive Agreement and such order, decree, ruling or other action shall have become final or nonappealable; or

(iii) if there is (A) a Change of Control (as defined in Section 10.02) of Time Warner, AOL, NewCo or HoldCo to a Specified Purchaser and (B) as a result thereof Time Warner or Google terminates any Definitive Agreement or any term sheet attached to the Letter Agreement;

(c) by Google:

(i) if Google is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Time Warner contained in this Agreement such that the conditions set forth in Section 8.02(a) or 8.02(b) would not be satisfied and such breach has not been cured within 30 calendar days after written notice thereof to Time Warner; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(ii) unless cured within 30 calendar days of notice thereof from Google to Time Warner (or, if earlier, by the Closing Date), if any of the following actions is taken (or since December 20, 2005 has been taken) without the prior written consent of Google (each of the following, a “Prohibited Action”):

(A) distributions to any members or stockholders of HoldCo or AOL, other than as contemplated by this Agreement;

(B) HoldCo or AOL, on the one hand, and Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any entity controlled by HoldCo or AOL), on the other hand, entering into any agreement or other transaction except (i) as contemplated by this Agreement or any Definitive Agreement, (ii) for de minimis transactions in the ordinary course of business consistent with past practice and (iii) for agreements and transactions on terms no less favorable than could be obtained from unaffiliated third parties of HoldCo or AOL, as the case may be, on an arm’s-length basis;

(C) any issuance of equity capital (or securities convertible into or exercisable for equity capital) in AOL, HoldCo or any direct or indirect subsidiary of HoldCo that has a direct or indirect interest in AOL, other than as contemplated by this Agreement;

(D) any bankruptcy, liquidation or dissolution of HoldCo or AOL;

(E) any disposition by AOL of assets outside the ordinary course of business consistent with past practice in excess of $100,000,000 (individually or in the aggregate in the case of a series of related dispositions) that is not for fair market value;

(F) the incurrence by HoldCo, AOL or any of their direct or indirect subsidiaries of indebtedness (other than the Affiliate Guarantees) that would require a “Google Consent” under Section 4.03(h) of the amended and restated limited liability company agreement of HoldCo (as attached as Exhibit C) if that agreement were in effect and AOL were a subsidiary of HoldCo at the time of incurrence; or

(G) any Transfer (as defined in the HoldCo Operating Agreement) of the Audience Business of AOL; or

(d) by Time Warner if Time Warner is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Google contained in this Agreement such that the conditions set forth in Section 8.03(a) or 8.03(b) would not be satisfied and such breach has not been cured within 30 calendar days after written notice thereof to Google; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

SECTION 9.02. Extension; Waiver. At any time on or prior to the Closing Date, the parties may (a) extend the time for performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

Miscellaneous

SECTION 10.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive indefinitely; provided, however, that none of the representations and warranties of Time Warner contained in Article IV shall survive the Closing.

SECTION 10.02. Definitions. For purposes of this Agreement:

“AOL Business” shall mean the business that generated the operating results reflected in the AOL Financials.

“AOL Operating Agreement” shall mean the Limited Liability Company Agreement of AOL LLC entered into among the members of AOL in the form attached hereto as Exhibit B.

“Audience Business” shall mean the business unit of AOL that develops, programs and markets content, tools and services for users of the web sites, portals and services comprising the AOL Network and earns revenue primarily through selling online advertising on the AOL Network as well as from selling advertisements on third party web sites through Advertising.com’s network and through other relationships with third party web sites. The AOL Network is an online network that is comprised of a variety of websites, portals and services including the AOL service, low cost ISP services, AOL.com, AIM, Moviefone, MapQuest, ICQ and Netscape.com.

A “Change of Control” of an entity shall mean (a) the sale or other disposition of more than 40% of the economic interest in or voting power of that entity in a transaction or series of related transactions or (b) the sale of all or substantially all the assets of that entity.

“HoldCo Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of AOL Holdings LLC entered into among the members of HoldCo in the form attached hereto as Exhibit C.

“International Debt” shall mean non-operational intercompany payables (including all accrued and unpaid expenses) that are owed by any non-U.S. subsidiary of AOL to Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL).

A “material adverse effect” on a party shall mean a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.

“Net International Debt” shall mean (a) the amount of the International Debt minus (b)(i) the amount of all cash and cash equivalents held by non-U.S. subsidiaries of AOL and minus (ii) the amount of all non-operational intercompany receivables (including all accrued and unpaid expenses) that are owed by Time Warner or any affiliate of Time Warner (other than HoldCo, AOL or any subsidiary of HoldCo or AOL) to any non-U.S. subsidiary of AOL, in each case calculated as of the close of business on the business day immediately preceding the Closing Date. The amount of Net International Debt shall be expressed in U.S. dollars assuming the conversion of all International Debt, cash and cash equivalents into U.S. dollars at the exchange rates prevailing on the Closing Date.

“Specified Purchaser” shall mean any “Named Competitor” as defined in any relevant Definitive Agreement.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreements, the Adoption Agreements, the HoldCo Operating Agreement and the AOL Operating Agreement.

SECTION 10.03. Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered as follows:

(a) if given to Time Warner, AOL, NewCo or HoldCo, to the following address (and fax number):

Time Warner Inc.

One Time Warner Center

New York, NY 10019

Attention: General Counsel

                  SVP Mergers and Acquisitions

Fax: (212) 484-7167

(b) if given to Google, to the following address (and fax number):

Google Inc.

1600 Amphitheater Parkway

Mountain View, CA 94043

Attention: David C. Drummond

                  Senior Vice President, Corporate Development

Fax: (650) 963-3257

with a copy to (which shall not constitute notice):

Donald Harrison

Corporate Counsel, M&A and Securities

Fax: (650) 649-1920

All such notices shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile, (ii) on the delivery date if delivered personally to the party to whom the same is directed, (iii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iv) five (5) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available addressed to the receiving party as specified on the signature page of this Agreement. Changes of the person to receive notices or the place of notification shall be effectuated pursuant to a notice given under this Section 10.03.

SECTION 10.04. Failure to Pursue Remedies. The failure of any party to seek redress for breach of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a breach, from having the effect of an original breach.

SECTION 10.05. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 10.06. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and, to the extent provided by this Agreement, their affiliates, their permitted successors and assigns, and their legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective permitted successors or assigns or, to the extent provided by this Agreement, their affiliates, any rights or remedies under or by reason of this Agreement.

SECTION 10.07. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 10.08. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

SECTION 10.09. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

SECTION 10.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 10.11. Governing Law. This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of this Agreement or any transaction contemplated hereby shall be brought only in the State or United States Federal courts located in the State of New York. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, to the respective address set forth in Section 10.03.

SECTION 10.12. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

TIME WARNER INC.

by

Name:
Title:

GOOGLE INC.

by

Name:
Title:

AMERICA ONLINE, INC.

by

Name:
Title:

SCHEDULE A

Initial Members and Membership Interests

Initial Member	Membership Interests

Time Warner	2.5

NewCo	92.5

Google	5

EXHIBIT A

[Form of Adoption Agreement]

This ADOPTION AGREEMENT (this “Adoption Agreement”) is executed pursuant to the terms of the Contribution Agreement, dated as of March [ ], 2006, a copy of which is attached hereto and is incorporated herein by reference (the “Contribution Agreement”), by the undersigned. By execution and delivery of this Adoption Agreement, the undersigned agrees as follows:

SECTION 1. Acknowledgment. The undersigned acknowledges that it is becoming a party to the Contribution Agreement.

SECTION 2. Agreement. The undersigned (a) agrees that it shall be bound by and subject to the terms of the Contribution Agreement and (b) hereby adopts the Contribution Agreement with the same force and effect as if it were originally a party thereto.

Executed and dated this         day of                                         .

[HoldCo] [NewCo]:

___________________________________________